EXHIBIT 99

Contact:	Kori Beer Director, Corporate Communications ViroPharma Incorporated (610) 321-6288	Dana C. Bicsko Manager, External Communications Schering-Plough Corporation (908) 298-7350

ViroPharma and Schering-Plough Enter Into Agreement

For New Intranasal Formulation of Pleconaril

Exton, PA, and Kenilworth, N.J., Nov. 25, 2003 – ViroPharma Incorporated (Nasdaq: VPHM) and Schering-Plough Corporation (NYSE: SGP) today announced that the companies have entered into an option agreement to license ViroPharma’s intranasal formulation of the antiviral compound pleconaril to Schering-Plough for the treatment of the common cold in the United States and Canada. The new intranasal formulation of pleconaril represents an optimized delivery approach for this compound.

Under terms of the agreement, Schering-Plough will pay ViroPharma an upfront option fee of $3 million. ViroPharma will then conduct a series of clinical studies designed to evaluate the antiviral activity, safety and other performance characteristics of the new intranasal pleconaril formulation. Results from these studies are scheduled to be available in mid-2004.

Based on its assessment of the product’s performance in the characterization studies, Schering-Plough has the option to trigger a full license agreement with ViroPharma under which it would assume responsibility for all future development and commercialization of intranasal pleconaril in the United States and Canada. If Schering-Plough chooses to exercise its option, ViroPharma will receive an initial license fee of $10 million and Schering-Plough will purchase ViroPharma’s existing inventory of bulk drug substance for an additional pre-determined fee. ViroPharma would also be eligible to receive additional milestone payments upon achievement of certain targeted events as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories.

“We are delighted that we’ve entered into this agreement with Schering-Plough Corporation,” said Mark McKinlay, ViroPharma’s Vice President of Research and Development. “We hope to demonstrate that this formulation can deliver significantly more drug to the site of active common cold infection than the oral formulation, while limiting its systemic exposure and, thereby, minimizing the risk of drug interactions,” he said.

“We look forward to working with ViroPharma on this opportunity and to bringing Schering-Plough’s extensive expertise in respiratory diseases to this program,” said Thomas P. Koestler, executive vice president, worldwide regulatory affairs, worldwide research quality assurance and project management, Schering-Plough Research Institute.

To date, oral pleconaril has been studied in more than 5,000 patients in clinical trials for the treatment of the common cold and in more than 700 patients as part of a compassionate use program in patients who have serious or life-threatening picornavirus infections. In 2002, the FDA issued a “not approvable” letter for an oral tablet formulation of pleconaril for treatment of the common cold in adults.

In 1995, ViroPharma licensed rights to develop and commercialize intranasal pleconaril in the United States and Canada from Sanofi-Synthelabo.

SCHERING-PLOUGH DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements concerning, among other things, the commercialization and market potential of intranasal pleconaril. Forward-looking statements are subject to substantial risks and uncertainties and actual results may differ materially from forward looking statements. These risks and uncertainties include the regulatory process for the approval of products, general market and economic factors, competitive product development and marketing, product availability, market acceptance of new products, and federal and state regulations and legislation. For further details and a discussion of these and other risks and uncertainties that may impact Schering-Plough’s forward looking statements, see the company’s current and future Securities and Exchange Commission filings, including the third quarter 2003 10-Q.

ViroPharma Forward Looking Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include those relating to our plan to conduct studies designed to evaluate the antiviral activity, safety and other performance characteristics of intranasal pleconaril for the treatment of the common cold; statements expressing our expectation that data from those studies should be available in mid-2004; statements expressing our expectation that an intranasal formulation of pleconaril would increase the amount of drug delivered to the site of infection; and statements expressing our belief that an intranasal formulation of pleconaril would limit systemic exposure and thereby reduce the risk of drug interactions. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. As a result, our actual results could differ materially from those results expressed in, or implied by, this press release. There can be no assurance that we will, or will be able to, initiate or conclude clinical studies with pleconaril in the timeframe that we expect, or at all; that an intranasal formulation of pleconaril will limit systemic exposure and thereby reduce the risk of drug interactions; or that Schering-Plough will ultimately exercise its option to continue with the development and commercialization of intranasal pleconaril and enter into a license agreement with ViroPharma for intranasal pleconaril. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is currently focused on drug development of maribavir for the prevention and treatment of cytomegalovirus infection in transplant patients, and drug development and discovery activities in hepatitis C, biodefense and emerging disease initiatives. ViroPharma also is developing an intranasal formulation pleconaril for the treatment of the common cold, and is considering the development of an oral formulation of pleconaril to treat patients suffering from severe or life-threatening picornavirus infections.

# # #